Exhibit 99.1

CONTACT:

George Relan

Director of Corporate Relations

grelan@mechtech.com

518.533.2200

MTI REPORTS FIRST QUARTER 2006 RESULTS

Albany, N.Y., May 10, 2006 -- Mechanical Technology Incorporated (NASDAQ: MKTY) today reports financial results for its first quarter ended March 31, 2006.

Mechanical Technology (MTI or the Company) will host a conference call and web cast today at 10:30 a.m. (EST). The dial-in phone number for the conference call is (913) 981-5591.  There will be a simultaneous web cast which can be heard by logging onto MTI's website at http://www.mechtech.com. A replay of the conference call will be available within 24 hours on the website or via phone by dialing (719) 457-0820 and, when prompted, entering pin code number 5107417.

First Quarter Financial Results

For the three months ended March 31, 2006, the Company reported net loss of $3.431 million, or $(0.11) per diluted share, on revenues of $1.558 million while total cash used during the quarter totaled $1.576 million.  Revenues included $1.513 million in product revenue generated by the Company's subsidiary, MTI Instruments, Inc. (MTI Instruments) and $.045 million in funded research and development revenues generated by the Company's subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).  This compares with net loss of $6.054 million, or $(0.20) per diluted share, on revenues of $1.727 million - $1.403 million generated by MTI Instruments and $.324 million generated by MTI Micro - for the same period of 2005.  The $.110 million increase in MTI Instruments product revenue is primarily the result of capacitance product sales, which have more than doubled since last year ($654 thousand in 2006 versus $305 thousand in 2005) due to new business generation and increased shipments to a distributor in Singapore. There was also a $.279 million decrease in funded research and development revenue at MTI Micro primarily due to the suspension of existing Department of Energy funding for the 2006 year of the contract and the completion of other contracts which were active in 2005.

Net operating loss for the first quarter of 2006 increased by $32 thousand, to $4.601 million compared to $4.569 million for the same period in 2005. This increase includes positive and negative revenue and expense changes and the effects of the adoption of SFAS No. 123R, Share-Based Payment, which requires that the value of share-based compensation be estimated and recorded as compensation expense over a service period.

These changes include: an increase of $.173 million in gross margins related to the MTI Instruments sales increase and product mix change; cost savings in selling, general and administrative expenses totaling $224 thousand- primarily reflecting savings attributable to reduced employee costs and the elimination of employee and operating costs for our California operation which was wound down and closed at the end of 2005; cost savings in research and product development expenses totaling $200 thousand- primarily related to a reduction in funded projects costs associated with active projects in 2005 which are no longer active in 2006; decreased funded research and development revenues of $279 thousand; and increased costs for non-cash stock-based compensation of $350 thousand.

Results for the first quarter of 2006 included a $1.266 million gain on the sale of securities available for sale while the comparable period in 2005 had no such gains. Further, the first quarter of 2006 included no loss on derivatives while the comparable period in 2005 had a loss of $3.234 million.

For the quarter ended March 31, 2006, cash used in operations was $3.387 million and cash used for capital expenditures was $.262 million.

See the attached financial highlights for the Company's first quarter ended March 31, 2006.

About MTI

MTI is primarily engaged in the development and commercialization of award winning Mobion® cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. (MTI Micro). MTI Micro shipped its first Mobion® based product in December 2004, and has a world-class team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and significant related intellectual property. MTI Micro has received government awards and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company please visit www.mechtech.com.

(Financial Table Attached)

 # # #

Statements in this press release which are not historical fact including statements regarding management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding MTI Micro's ability to meet its milestones on time, if at all, including MTI Micro's ability to improve its system efficiency by the end of the second quarter of 2006, if at all,  it's the timing of entry into the military market and MTI Micro's ability to succeed in military markets, MTI Micro's ability to manufacture any operationally robust units for field testing in the military market during 2006, if at all, MTI Micro's ability to produce products or prototypes consistent with any announced specifications or customer requirements (including a prototype that exceed Li-Ion battery energy density), if at all, our ability to enter into an agreement with an OEM on commercially reasonable terms during 2006, if at all, and the future prospects, markets, and market acceptance of MTI Micro products.  It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Financial Highlights
Balance Sheet Data:
(Dollars in Thousands)
	March 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$9,654	$11,230
Securities available for sale	16,950	18,947
Accounts receivable, less allowances	728	998
Other receivables - related parties	171	3
Inventories, net	1,006	1,058
Prepaid expenses and other current assets	830	451
Total Current Assets	29,339	32,687
Long Term Assets:
Property, plant and equipment, net	2,453	2,495
Deferred income taxes	5,405	6,085
Total Assets	$37,197	$41,267

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 779	$ 375
Accrued liabilities	1,959	1,672
Accrued liabilities - related parties	-	2
Income taxes payable	107	65
Deferred income taxes	5,405	6,108
Total Current Liabilities	8,250	8,222

Long-Term Liabilities:

Total Liabilities	8,250	8,222

Commitments and Contingencies
Minority interests	85	129

Shareholders' Equity	28,862	32,916
Total Liabilities and Shareholders' Equity	$37,197	$41,267

Statements of Operations Data:
(Dollars in Thousands, Except per Share Data)

	Three Months Ended
	March 31, 2006	March 31, 2005
	(Unaudited)	(Unaudited)
Revenues:
Product revenue	$ 1,513	$ 1,403
Funded research and development revenue	45	324
Total revenues	1,558	1,727
Operating costs and expenses:
Cost of product revenue	539	602
Research and product development expenses:
Funded research and product development	210	1,055
Unfunded research and product development	2,350	1,605
Total research and product development expenses	2,560	2,660
Selling, general and administrative expenses	3,060	3,034
Operating loss	(4,601)	(4,569)
Loss on derivatives	-	(3,234)
Gain on sale of securities available for sale	1,266	-
Other income, net	71	100
Loss before income taxes and minority interests	(3,264)	(7,703)
Income tax (expense) benefit	(569)	1,209
Minority interests in losses of consolidated subsidiary	402	440
Net loss	$ (3,431)	$ (6,054)

Loss per Share (Basic and Diluted):
Loss per share	$ (0.11)	$ (0.20)

Statements of Cash Flows Data:
(Dollars in Thousands)

	Three Months Ended
	March 31, 2006	March 31, 2005
	(Unaudited)	(Unaudited)
Net cash used by operating activities	$ (3,387)	$ (3,880)
Purchases of property, plant and equipment	(262)	(202)
Net cash provided (used) by investing activities	1,545	(202)
Net cash provided (used) by financing activities	266	(45)
Decrease in cash and cash equivalents	(1,576)	(4,127)
Cash and cash equivalents - beginning of period	11,230	22,545
Cash and cash equivalents - end of period	9,654	18,418

	As of
Other Information:	Mar. 31, 2006	Dec. 31, 2005

Shares held:

Plug Power Inc.	3,389,936	3,693,436